Exhibit 99.1

Amplify Energy Receives Continued Listing Standard Notice from NYSE

HOUSTON, April 21, 2020 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today that on April 20, 2020, the Company received formal notice from the New York Stock Exchange (“NYSE”) that the average closing share price of the Company’s common stock over the prior 30-consecutive trading day period was below $1.00, which is the minimum average share price for continued listing on the NYSE.

The NYSE notification does not affect the Company’s ongoing business or its Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its debt obligations.

Amplify intends to notify the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirements within the six-month cure period. During the cure period, Amplify’s shares of common stock will continue to trade on the NYSE, subject to compliance with other continued listing requirements.

Under NYSE rules, the Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com

Eric Chang – Treasurer

(832) 219-9024

eric.chang@amplifyenergy.com